Exhibit 99.1

Diamond Foods Announces Pricing of $230 Million Senior Note Offering

SAN FRANCISCO, Feb. 13, 2014 (GLOBE NEWSWIRE) —Diamond Foods, Inc. announced today that it priced its previously announced Rule 144A offering of senior unsecured notes, entering into an agreement to sell $230 million aggregate principal amount of 7.000% Senior Notes due 2019. The notes will mature on March 15, 2019, and interest on the new notes will accrue and be payable semi-annually on each March 15 and September 15, commencing September 15, 2014.

The sale of the notes is expected to be completed on or about February 19, 2014, subject to customary closing conditions. The Company intends to use the net proceeds from this offering, together with proceeds from its previously announced refinancing, to repay outstanding indebtedness under the Company’s existing credit facility and to redeem its senior unsecured notes due 2020 held by Oaktree, including a prepayment premium.

The notes being sold by the Company will not be registered under the Securities Act of 1933, as amended, or the Securities Act, or under any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The notes are being sold only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act. This press release does not constitute an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About Diamond Foods

Diamond Foods is an innovative packaged food company focused on building and energizing brands including Kettle® Chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® nuts. Diamond’s products are distributed in a wide range of stores where snacks and culinary nuts are sold. For more information, visit the Company’s corporate web site: http://www.diamondfoods.com.

Note Regarding Forward-looking Statements

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These forward-looking statements are based on our assumptions and expectations only as of the date of this press release. We use the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “may” and other similar expressions to identify forward-looking statements about our future expectations, projections of future results or financial condition, or other “forward-looking” information. You should carefully consider cautionary statements in this press release and under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the periodic reports that we file from time to time with the SEC. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

CONTACT: Investors:

ICR

Katie Turner

415-230-7952

Media:

ICR

Anton Nicholas/Jessica Liddell

415-445-7431